Exhibit 4.2

Certain confidential information contained in this document, marked by [***], has been omitted because such information is both not material and is the type that the Company customarily and actually treats that as private or confidential.

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made as of May 30, 2024 by and between:

(1)	Bitdeer Technologies Group, an exempted company with limited liability incorporated in the Cayman Islands (the “Company”); and

(2)	Tether International Limited, a BVI business company (the “Purchaser”).

The Company and the Purchaser are sometimes each referred to herein as a “Party” and collectively as the “Parties.” This Agreement, the Warrant (as defined below), the Registration Rights Agreement (as defined below) and any agreements and documents that may be required to implement the transactions contemplated by this Agreement, are referred to herein as the “Transaction Documents.” The transactions contemplated under this Agreement and the Transaction Documents are collectively referred to herein as the “Transactions”.

W I T N E S S E T H:

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser wish to purchase from the Company, (i) Class A ordinary shares of the Company, par value US$0.0000001 per share (“Ordinary Shares”) and (ii) a Warrant to purchase Ordinary Shares (the “Warrant” and the Ordinary Shares issuable upon exercise of the Warrant, the “Warrant Shares”), in substantially the form attached as Exhibit A hereto, in a private placement exempt from registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

WHEREAS, the parties hereto are concurrently entering into a Registration Rights Agreement in the form attached as Exhibit B hereto (the “Registration Rights Agreement”), pursuant to which the Company shall register under the Securities Act the resale of the Registrable Securities (as defined in the Registration Rights Agreement) by the Purchaser, upon the terms and subject to the conditions set forth therein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE

Section 1.1           Issuance, Sale and Purchase of Ordinary Shares and Warrant. Upon the terms and subject to the conditions of this Agreement, the Purchaser hereby agrees to purchase from the Company, and the Company hereby agrees to issue, sell and deliver to the Purchaser, at the Closing (as defined below), 18,587,360 Ordinary Shares and related Warrant, which will entitle the holder thereof to purchase up to 5,000,000 additional Ordinary Shares at an exercise price of US$10.00 per Ordinary Share within one year after issuance of the Warrant, for a total amount of consideration equal to US$100,000,000 (the “Purchase Price”), free and clear of all liens, charges, pledges, mortgages, security interests, encumbrances, assessments, rights of first refusal, rights of pre-emption, third-party rights or interests, claims and other restrictions of any kind (collectively, “Liens”) (except for restrictions arising under the Securities Act or created by virtue of this Agreement). The Ordinary Shares issued to the Purchaser pursuant to this Agreement shall be referred to herein as the Purchaser’s “Purchased Shares”; the Warrant issued to the Purchaser pursuant to this Agreement shall be referred to herein as the Purchaser’s “Purchased Warrant”; the Purchased Shares and the Purchased Warrant are collectively referred to herein as the “Purchased Securities”; and the Purchased Securities and the Warrant Shares are collectively referred to herein as the “Securities”.

Section 1.2          Closing.

(a)        Closing. Subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions precedent specified in Section 1.3, the closing (the “Closing”) of the sale and purchase of the Purchased Securities pursuant to Section 1.1 shall take place remotely via the electronic exchange of the closing documents and signatures on or as soon as possible after the date hereof or on such date and such other time as the Company and the Purchaser may mutually agree upon. The date and time of the Closing are referred to herein as the “Closing Date.”

(b)        Payment and Delivery. At the Closing, the Purchaser shall pay its Purchase Price to the Company in U.S. dollars by same-day wire transfer, or by such other method mutually agreeable to the Company and the Purchaser, of immediately available funds to such bank account(s) designated in writing by the Company, and the Company shall deliver (i) the Purchased Shares in book-entry form, in the name of the Purchaser, free and clear of all Liens (except for restrictions arising under the Securities Act or created by virtue of this Agreement) along with evidence of the issuance of the Purchased Shares, and (ii) a duly executed copy of the Purchased Warrant (with the original to follow per Section 1.3).

(c)         Restrictive Legend. Each book-entry representing Purchased Shares shall be endorsed with the following legend:

THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SHARES MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED WITHIN THE UNITED STATES IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION THEREFROM.

Section 1.3          Closing Conditions.

(a)       Conditions to the Purchaser’s Obligations to Effect the Closing. The obligation of the Purchaser to purchase and pay for its Purchased Securities as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of the following conditions, any of which may only be waived in writing by the Purchaser in its sole discretion:

(i)          All corporate and other actions required to be taken by the Company in connection with the issuance and sale of the relevant Purchased Securities hereunder and any other Transactions shall have been completed (including the receipt of all approvals, consents, and waivers necessary for the consummation of the Transactions).

(ii)         The representations and warranties of the Company contained in Section 2.1 of this Agreement shall have been true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect (as defined below), true and correct in all respects) on the date of this Agreement and on and as of the Closing Date; and the Company shall have performed and complied in all material respects with all, and not be in breach or default in any material respects under any, agreements, covenants, conditions and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with on or before the Closing Date.

(iii)        No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the Transactions with respect to the Purchaser, or imposes any damages or penalties in connection with the Transactions with respect to the Purchaser; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the Transactions with respect to the Purchaser, or imposes any damages or penalties in connection with the Transactions with respect to the Purchaser.

(iv)         From and after the date hereof, there shall not have occurred a Material Adverse Effect.

(v)        No suspension by Nasdaq of the qualification of the Ordinary Shares for offering or sale or trading, or initiation or threatening of any proceedings by Nasdaq for any of such purposes, shall have occurred.

(vi)         The Company shall have delivered to the Purchaser a counterpart signature page of the Registration Rights Agreement duly executed by the Company.

(vii)        The Company shall have delivered to the Purchaser a certificate, dated as of the Closing Date and signed by its Chief Executive Officer and its Chief Financial Officer, certifying to the fulfillment of the conditions specified in this Section 1.3(a).

(viii)       The Company shall cause to be delivered to the Purchaser a legal opinion of each of Cooley LLP and Ogier, U.S. and Cayman legal counsel to the Company, respectively, in form and substance reasonably satisfactory to the Purchaser.

(ix)         The Company shall cause to be delivered to the Purchaser (i) the Purchased Shares as set forth in Section 1.2(b) and (ii) a PDF copy of the Purchased Warrant, duly executed by the Company and registered in the name of the Purchaser, with the original Purchased Warrant delivered within five (5) Business days of the Closing Date.

(b)       Conditions to the Company’s Obligations to Effect the Closing. The obligation of the Company to issue, sell and deliver the relevant Purchased Securities to the Purchaser as contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, any of which may only be waived in writing by the Company in its sole discretion:

(i)           All corporate and other actions required to be taken by the Purchaser in connection with the purchase of its Purchased Securities hereunder and any other Transactions shall have been completed.

(ii)          The representations and warranties of the Purchaser contained in Section 2.2 of this Agreement shall have been true and correct in all material respects (or, if qualified by materiality or Material Adverse Effect, true and correct in all respects) with respect to the Purchaser on the date of this Agreement and on and as of the Closing Date; and the Purchaser shall have performed and complied in all material respects with all, and not be in breach or default in any material respect under any, agreements, covenants, conditions and obligations contained in this Agreement or any other Transaction Document that are required to be performed or complied with by the Purchaser on or before the Closing Date.

(iii)        No governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, prevents, prohibits or otherwise makes illegal the consummation of the Transactions with respect to the Purchaser, or imposes any damages or penalties in connection with the Transactions with respect to the Purchaser; and no action, suit, proceeding or investigation shall have been instituted by a governmental authority of competent jurisdiction or threatened that seeks to restrain, enjoin, prevent, prohibit or otherwise make illegal the consummation of the Transactions with respect to the Purchaser, or imposes any damages or penalties in connection with the Transactions with respect to the Purchaser.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1       Representations and Warranties of the Company. The Company hereby represents and warrants to the Purchaser and Cantor Fitzgerald & Co. (the “Placement Agent”), as of the date hereof and as of the Closing Date, except as disclosed in any SEC Documents (as defined below) that are publicly available prior to the date hereof (excluding the representations and warranties that speak as of a specific date, which shall be made as of such date and any forward-looking statements and any disclosure of non-specific risks faced by the Company to the extent they are cautionary, predictive or forward-looking in nature), as follows:

(a)      The Company and any subsidiary that is a significant subsidiary (as such term is defined in Rule 1-02 of Regulation S-X promulgated by the Commission) (each, a “Subsidiary,” collectively, the “Subsidiaries”) have been duly incorporated, organized and are validly existing and in good standing (to the extent such concept is applicable) under the laws of their respective jurisdictions of incorporation or organization, are duly qualified to do business and are in good standing (to the extent such concept is applicable) in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified or in good standing or have such power or authority would not, individually or in the aggregate, have a material adverse effect on the business, properties, management, financial position, shareholders’ equity, results of operations or prospects of the Company and its Subsidiaries taken as a whole or on the performance by the Company of its obligations under this Agreement, the Registration Rights Agreement or the Purchased Warrant (a “Material Adverse Effect”).

(b)         The Company owns, directly or indirectly, all of the equity interests of the Subsidiaries free and clear of any Lien, and all the equity interests of the Subsidiaries are validly issued and are fully paid, nonassessable and free of preemptive and similar rights. The Company does not own or control, directly or indirectly, any corporation, association or other entity other than the subsidiaries listed in Exhibit 8.1 to the Company’s most recent Annual Report on Form 20-F for the most recently ended fiscal year and other than (i) those subsidiaries not required to be listed on Exhibit 8.1 by Item 601 of Regulation S-K under the Exchange Act and (ii) those subsidiaries formed since the last day of the most recently ended fiscal year.

(c)        The Company has full power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and each agreement, certificate, document and instrument to be executed and delivered by the Company pursuant to this Agreement and the other Transaction Documents and to perform its obligations hereunder or thereunder (including, but not limited to, the sale and delivery of the Purchased Shares and the Purchased Warrant and the reservation for issuance and the subsequent issuance of the Warrant Shares upon exercise of the Purchased Warrant). The execution and delivery by the Company of this Agreement and the other Transaction Documents and the performance by the Company of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(d)        This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by the availability of specific performance, injunctive relief, or other equitable remedies.

(e)         The authorized, issued and outstanding share capital of the Company as of March 31, 2024 is as set forth in all reports, schedules, forms, statements and other documents required to be filed or furnished by the Company pursuant to the Securities Act or the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, including the exhibits thereto and documents incorporated by reference therein (the “SEC Documents”). All the outstanding share capital of the Company have been duly and validly authorized and issued and are fully paid and non-assessable. All of the issued and outstanding Ordinary Shares have been issued in compliance with all applicable securities laws, without violation of any preemptive rights, rights of first refusal or other similar rights. Except as set forth in the SEC Documents, there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character issued by the Company relating to the issued or unissued share capital of the Company or obligating the Company to issue or sell any share capital or other securities of the Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The rights of the Ordinary Shares and Warrant Shares to be issued to the Purchaser as Ordinary Shares shall be as stated in the Amended and Restated Memorandum and Articles of Association of the Company.

(f)         The Purchased Securities being issued pursuant to this Agreement have been duly authorized and, when issued and delivered to and paid for by the Purchaser pursuant to this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any Lien, except for restrictions arising under the Securities Act or created by virtue of this Agreement. The Warrant Shares issuable upon exercise of the Purchased Warrant have been duly authorized and, when issued and delivered to the Purchaser, will be validly issued, fully paid and non-assessable and free and clear of any Lien, except for restrictions arising under the Securities Act or created by virtue of this Agreement.

(g)       The execution, delivery and performance of this Agreement (including compliance by the Company with all of the provisions hereof), the issuance and sale of the Purchased Securities pursuant to this Agreement, the issuance of the Warrant Shares upon exercise of the Purchased Warrant and the consummation of the transactions contemplated hereby, will not (i) violate any provision of the organizational documents of the Company or any Subsidiary; (ii) violate any law, constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction or rule of any Governmental Authority of any jurisdiction to which the Company or any of its Subsidiaries or any of its or their respective properties is subject in respect of the transactions contemplated under this Agreement or which may otherwise be applicable to the Company in connection with the performance of this Agreement; or (iii) conflict with, result in a breach of, or constitute a default under (or an event that with notice or lapse of time or both would become a default), or result in the creation or imposition of any Lien upon any of the property or assets of the Company or any of its Subsidiaries, or create in any party rights of termination, amendment, anti-dilution or similar adjustments, acceleration or cancellation (with or without notice, lapse of time or both) pursuant to the terms of any agreement, indenture, credit facility, instrument, or other arrangement to which the Company or its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject.

(h)        Neither the execution and delivery by the Company of this Agreement or the other Transaction Documents, nor the consummation by the Company of any of the transactions contemplated hereby or thereby, nor the performance by the Company of this Agreement or the other Transaction Documents in accordance with their terms requires the consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, or the giving notice to, any Governmental Authority or any third party, except such as (1) have been or will have been obtained, made or given on or prior to the Closing Date and (2) will be obtained in accordance with the terms of Article I of this Agreement.

(i)          The business of the Company or its Subsidiaries is not being conducted, and has not been conducted at any time during the three years prior to the date hereof, in violation of any law, constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction or rule of any Governmental Authority applicable to the Company except for violations that do not and would not have a Material Adverse Effect.

(j)         The Company has filed or furnished, as applicable, all SEC Documents required to be filed or furnished by it with the United States Securities and Exchange Commission (the “Commission”) and Nasdaq for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) pursuant to the applicable securities laws and stock exchange rules. As of their respective filing or furnishing dates, or to the extent corrected by a subsequent restatement, the SEC Documents complied in all material respects with the requirements of the Sarbanes-Oxley Act of 2002, the Securities Act, the Exchange Act or Nasdaq’s rules, as the case may be, and the rules and regulations promulgated thereunder, as applicable, to the respective SEC Documents, and, none of the SEC Documents, at the time they were filed or furnished, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, the Company’s Ordinary Shares are listed on Nasdaq, and the Company has not received any notification that the Commission or Nasdaq is contemplating suspending or terminating such listings (or the applicable registration under the Exchange Act related thereto).

(k)         The Company is a “foreign private issuer,” within the meaning of Rule 3b-4 under the Exchange Act. The Company has taken all actions required pursuant to Nasdaq Rule 5615(a)(3) to duly and validly rely on the exemption for foreign private issuers from applicable rules and regulations of the Nasdaq by adopting the home country practice in connection with the transactions contemplated hereunder (including an exemption from any Nasdaq rules that would otherwise require seeking shareholder approval in respect of such transactions). The Company may issue the relevant Ordinary Shares hereunder without regard to the limitations imposed by Nasdaq Rule 5635(d).

(l)         The financial statements (including any related notes) contained in the SEC Documents (collectively, the “Financial Statements”): (A) were prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) applied on a consistent basis throughout the periods covered thereby (except (a) as may be otherwise indicated in such Financial Statements or the notes thereto, or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed to summary statements) and (B) fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and the Subsidiaries for the periods covered thereby, in each case except as disclosed therein or in the SEC Documents and as permitted under the Exchange Act.

(m)        The Company has established and maintains a system of internal accounting controls that will be in compliance with the Exchange Act and sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (iii) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets and liabilities is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the SEC Documents, the Company’s internal controls over financial reporting are effective and the Company is not aware of any material weakness in their internal controls over financial reporting. Since the date of the latest audited financial statements of the Company included or incorporated by reference in the SEC Documents, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting (other than as set forth in the SEC Documents).

(n)        There is no transaction, arrangement, or other relationship between the Company (or any Subsidiary) and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in SEC Documents and is not so disclosed and would have or reasonably be expected to result in a Material Adverse Effect.

(o)        The Company is in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date. The Company has established disclosure controls and procedures (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms.

(p)        Assuming the accuracy of the Purchaser’s representations and warranties set forth in Section 2.2 of this Agreement, no registration under the Securities Act is required for the offer and sale of the Purchased Securities by the Company to the Purchaser as contemplated hereby nor under the Transaction Documents.

(q)         There are no claims, actions, suits, proceedings, investigations, or arbitrations by or against the Company or any of its Subsidiaries pending (of which the Company or its Subsidiaries has received notice or otherwise has knowledge) by or before any Governmental Authority (as defined below), or, to the Company’s or any of its Subsidiaries’ knowledge, threatened to be brought by or before any Governmental Authority, that would have a Material Adverse Effect or that questions the validity of this Agreement or other Transaction Documents or the right of the Company to enter into this Agreement or other Transaction Documents or to consummate the Transactions. There is no unsatisfied judgment, decree, injunction, ruling or order of any Governmental Authority outstanding against or any open injunction binding upon the Company or any of its Subsidiaries that would have a Material Adverse Effect. The Commission has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any of its Subsidiaries under the Exchange Act or the Securities Act. As used herein, “Governmental Authority” means any federal, state, provincial, local, municipal, foreign or other governmental or quasi-governmental authority, including any arbitrator and applicable securities exchanges, or any department, minister, agency, commission, commissioner, board, subdivision, bureau, agency, instrumentality, court or other tribunal of any of the foregoing.

(r)        The Company and each of its Subsidiaries owns or has obtained valid and enforceable licenses for the inventions, patents, patent applications, trademarks, trade names, service names, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information) and other intellectual property described in the SEC Documents as being owned or licensed by it or which are necessary for the conduct of its business as currently conducted or as currently proposed to be conducted (with respect to the development and commercialization of the product candidates described in the SEC Documents, except where the failure to own or license such rights would not, individually or in the aggregate, have a Material Adverse Effect) (collectively, “Intellectual Property”), and to the Company’s knowledge the conduct of its business does not infringe, misappropriate, or otherwise conflict in any material respect with any such rights of others. The Intellectual Property of the Company is subsisting, free and clear of all material Liens, and has not been adjudged by a court of competent jurisdiction to be invalid or unenforceable, in whole or in part and the Company has no knowledge of any facts which would form a reasonable basis for any such adjudication. To the Company’s knowledge, there are no third parties who have rights to any Intellectual Property, except for any customary reversionary rights of third-party licensors with respect to Intellectual Property that is disclosed in the SEC Documents as licensed to the Company or a Subsidiary; and, to the Company’s knowledge, there is no infringement by third parties of any Intellectual Property. The Company and each Subsidiary has complied in all material respects with the terms of each agreement pursuant to which Intellectual Property has been licensed to the Company or a Subsidiary, and all such agreements are in full force and effect. The Company and each Subsidiary has taken commercially reasonable steps to protect, maintain, and safeguard its Intellectual Property, including the execution of appropriate nondisclosure, confidentiality agreements, and invention assignment agreements and invention assignments with its employees or consultants, and, to the Company’s knowledge, no employee of the Company or consultant is in or has been in violation of any material term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement, or any restrictive covenant to or with a former employer where the basis of such violation relates to such employee’s employment with the Company.

(s)        Since January 1, 2024, (i) the Company and its Subsidiaries have carried on their respective businesses in the ordinary course, consistent with past practice, and, there has not been any change, development, occurrence or event that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (ii) the Company has not incurred any material liabilities (contingent or otherwise) other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected in the Company’s financial statements pursuant to IFRS or disclosed in filings made with the Commission, (iii) the Company has not altered materially its method of accounting or the manner in which it keeps its accounting books and records, (iv) the Company has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its share capital (other than in connection with repurchases of unvested stock issued to employees of the Company), and (v) the Company has not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company stock option or stock purchase plans or executive and director compensation arrangements disclosed in the SEC Documents. Except for the issuance of the Purchased Securities and the transactions contemplated by the Transaction Documents, no event, liability or development has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws at the time this representation is made that has not been publicly disclosed.

(t)          Neither the Company, nor to the Company’s knowledge, any director, officer, agent, employee or other person or entity acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, as amended, or any similar law or legislation; or made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

(u)         Neither the Company, nor to the Company’s knowledge, any director, officer, agent, employee or other person or entity acting on behalf of the Company is currently subject to any U.S. sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority.

(v)         The operations of the Company are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

(w)        Neither the Company nor any of its Subsidiaries (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any of its Subsidiaries under), nor has the Company or any of its Subsidiaries received written notice of a claim that it is in default under or that it is in violation of, any contract of the Company that has been filed as an exhibit to the SEC Documents, (ii) is in violation of any order, ruling, judgment, or decree of any court, arbitrator or other Governmental Authority having jurisdiction over the Company, any Subsidiary, or any of their respective properties or assets, or (iii) is in violation of, or in receipt of notice that it is in violation of, any law, statute, rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary or any of their respective properties or assets, except in each case as would not, individually or in the aggregate, have or reasonably be expected to result in a Material Adverse Effect.

(x)        Neither the Company, nor, to the Company’s knowledge, any of its affiliates or any person or entity acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of securities contemplated hereby.

(y)         The Company and each of its Subsidiaries (i) has accurately and timely prepared and filed all foreign, federal, state, county, and local income and all other material return, statement, schedule, declaration, claim for refund, report, document or form filed or required to be filed with respect to Taxes (as defined below), including any amendment, attachment and supplement thereof (“Tax Returns”) required by any jurisdiction to which it is subject, (ii) has paid all material Taxes due and owing whether or not shown on such Tax Returns and (iii) has set aside on its books provisions reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such returns, reports or declarations apply, unless otherwise would not have a Material Adverse Effect. There are no unpaid Taxes claimed to be due by the Company or any of its Subsidiaries by the taxing authority of any jurisdiction. There have been no examinations or audits of any Tax Returns or reports by any applicable federal, state, local or foreign governmental agency. There is no proposed deficiency, audit, action, suit or other proceeding with respect to Taxes pending or threatened. There is no Tax lien, whether imposed by any Governmental Authority, outstanding against the assets, properties or business of the Company or any of its Subsidiaries, except for liens for Taxes not yet due and payable as may accrue in the ordinary course of business. The Company and each of its Subsidiaries has withheld or collected from each payment to each of its employees, contractors or any other third party or person the amount of all material Taxes required to be withheld or collected therefore and has paid the same to the proper Governmental Authority. “Tax” or “Taxes” means all federal, state, local, non-U.S. and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, real property, personal property, payroll, escheat, unclaimed property, windfall profits, environmental, capital stock, social security (or similar), unemployment, disability, registration, alternative or add-on minimum, estimated, or other taxes, fees, assessments, customs, duties, levies, imposts or charges of any kind whatsoever, whether disputed or not, together with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto.

(z)         The Company and its Subsidiaries have good and marketable title in fee simple to all real property owned by them and good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for (i) Liens as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and its Subsidiaries, and (ii) Liens for the payment of taxes for which appropriate reserves have been made therefor in accordance with GAAP and, the payment of which is neither delinquent nor subject to penalties. Any real property and facilities held under lease by the Company and any Subsidiaries are held by them under valid, subsisting, and enforceable leases with which the Company and the Subsidiaries are in compliance in all material respects.

(aa)       Neither the Company, nor, to the Company’s knowledge, any of its affiliates or any person or entity acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Purchased Securities as contemplated hereby, (ii) as it relates to the offer and sale by the Company of the Purchased Securities as contemplated hereby, require registration of any of the Ordinary Shares under the Securities Act or (iii) cause transactions contemplated by this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act, nor will the Company take any action or steps that would require registration of the issuance of any of the Ordinary Shares under the Securities Act (other than pursuant to the registration rights set forth below) or would cause the transactions contemplated by this Agreement to be integrated with other securities offerings for purposes of the Securities Act.

(bb)       The Company is not a “shell company” (as defined in Rule 12b-2 under the Exchange Act).

(cc)        The Company is not and, following the Closing, will not be required to register as an investment company under the Investment Company Act of 1940, as amended.

(dd)        The Company confirms that it has not provided, and to the Company’s knowledge, none of its officers or directors nor any other person acting on its or their behalf has provided, the Purchaser or its respective agents or counsel with any information that it believes constitutes material, non-public information except insofar as the existence, provisions and terms of this Agreement and the proposed transactions hereunder may constitute such information, all of which will be disclosed pursuant to Section 3.6. From and after the time of such disclosure, the Company represents to the Purchaser that it shall have publicly disclosed all material, non-public information delivered to the Purchaser by the Company or any of its subsidiaries, or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by the Transaction Documents. The Company understands and confirms that the Purchaser will rely on the foregoing representations in effecting transactions in securities of the Company. In addition, effective upon the time of such disclosure, the Company acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its subsidiaries or any of their respective officers, directors, agents, employees or affiliates on the one hand, and the Purchaser or any of its affiliates on the other hand, shall terminate. The Company and the Purchaser shall consult with each other in issuing any other press releases with respect to the transactions contemplated hereby, and neither the Company nor the Purchaser shall issue any such press release nor otherwise make any such public statement without the prior consent of the Company, with respect to any press release of the Purchaser, or without the prior consent of the Purchaser, with respect to any press release of the Company, which consent shall not unreasonably be withheld or delayed, except if such disclosure is required by law, in which case the disclosing party shall promptly provide the other party with prior notice of such public statement or communication. Notwithstanding the foregoing, the Company shall not disclose the name of the Purchaser, or include the name of the Purchaser in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of the Purchaser, except (a) as required by federal securities law in connection with the filing of final Transaction Documents with the Commission and (b) to the extent such disclosure is required by law or trading market regulations, in which case the Company shall provide the Purchasers with prior notice of such disclosure permitted under this clause (b) and reasonably cooperate with such Purchaser regarding such disclosure.

(ee)       The Ordinary Shares are registered pursuant to Section 12(b) or 12(g) of the Exchange Act. The Company has taken no action designed to, or which is reasonably likely to, have the effect of terminating the registration of such Ordinary Shares under the Exchange Act nor has the Company received any notification that the Commission is contemplating terminating such registration. The Company has not, in the twelve (12) months preceding the date hereof, received notice from Nasdaq to the effect that the Company is not in compliance with the listing or maintenance requirements of Nasdaq.

(ff)           The Company meets the registration and transaction requirements for use of Form F-3 for the registration of the Purchased Shares and Warrant Shares for resale by the Purchaser.

Section 2.2          Representations and Warranties of the Purchaser. The Purchaser hereby, severally and not jointly with any other Purchaser represents and warrants to the Company and the Placement Agent as of the date hereof and as of the Closing Date, as follows:

(a)         The Purchaser is duly formed, validly existing and in good standing in the jurisdiction of its organization. The Purchaser has all requisite power and authority to carry on its business as it is currently being conducted.

(b)        The Purchaser has full power and authority, through its investment manager, to enter into, execute and deliver the Transaction Documents and each agreement, certificate, document and instrument to be executed and delivered by the Purchaser pursuant to the Transaction Documents and to perform its obligations hereunder and thereunder. The execution and delivery by the Purchaser of the Transaction Documents and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by all requisite actions on its part.

(c)        Each of the Transaction Documents has been duly executed and delivered by the Purchaser and constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by the availability of specific performance, injunctive relief, or other equitable remedies.

(d)         Neither the execution and the delivery of this Agreement or any other Transaction Document, nor the consummation of the Transactions, will (i) violate any provision of the organizational documents of the Purchaser or violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Purchaser is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an encumbrance under, or create in any party the right to accelerate, terminate, modify, or cancel, any agreement, contract, lease, license, instrument, or other arrangement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the Purchaser’s assets are subject. There is no action, suit or proceeding, pending or, to Purchaser’s knowledge, threatened against the Purchaser that questions the validity of this Agreement or other Transaction Documents or the right of the Purchaser to enter into this Agreement or other Transaction Documents or to consummate the Transactions.

(e)         Neither the execution and delivery by the Purchaser of this Agreement or other Transaction Documents, nor the consummation by the Purchaser of any of the Transactions, nor the performance by the Purchaser of this Agreement or any other Transaction Documents in accordance with its terms requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any Governmental Authority or any third party, except such as have been or will have been obtained, made or given on or prior to the Closing Date.

(f)        The Purchaser has received and carefully reviewed the Company’s annual report on Form 20-F for the fiscal year ended December 31, 2023, all subsequent public filings of the Company with the Commission, other publicly available information regarding the Company, and such other information that it and its advisors deem necessary to make its decision to enter into this Agreement. The Purchaser has had the opportunity to ask questions of and receive answers directly with respect to the Purchaser’s investment and conducted and completed the Purchaser’s own independent due diligence with respect to the Transactions with respect to the Purchaser.

(g)         Neither the Company nor any of its affiliates, principals, shareholders, partners, employees and agents has been requested to or has provided the Purchaser with any information or advice with respect to the Securities nor is such information or advice necessary or desired.

(h)         The Purchaser acknowledges and understands that (i) the Company and its affiliates may possess material non-public information regarding the Company not known to the Purchaser that may impact the value of the Purchased Securities, including, without limitation, (x) information received by principals and employees of the Company in their capacities as directors, officers, significant shareholders and/or affiliates of the Company, and (y) information otherwise received from the Company on a confidential basis (collectively, the “Information”), and that the Company is not disclosing the Information to the Purchaser. The Purchaser understands, based on its experience, the disadvantage to which the Purchaser is subject due to the disparity of information between the Company and the Purchaser. Notwithstanding such disparity, the Purchaser has deemed it appropriate to enter into this Agreement and to consummate the Transactions. The Purchaser agrees that none of the Company, its directors, officers, significant shareholders, affiliates and agents shall have any liability to the Purchaser, its affiliates, principals, shareholders, partners, employees, agents, grantors or beneficiaries, due to or in connection with the Company’s use or non-disclosure of the Information, and the Purchaser hereby irrevocably waives any claim that it might have based on the failure of the Company to disclose the Information. However, for the avoidance of doubt, nothing in this Agreement will waive any of the Company’s obligations or its liability under this Agreement or any other Transaction Document (including for breach of any representation, warranty, covenant, agreement, or obligations hereunder or thereunder) or otherwise in connection with the Securities or any other agreement between the Company and the Purchaser (or any of its affiliates).

(i)          The Purchaser has determined based on its own independent review and such professional advice as it deems appropriate that its participation in the Transactions is a fit, proper and suitable investment for the Purchaser, notwithstanding the substantial risks inherent in investing in or holding the securities. The Purchaser is able to bear the substantial risks associated with its purchase, including but not limited to loss of its entire investment therein.

(j)          The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Purchased Securities. The Purchaser is capable of bearing the economic risks of such investment, including a complete loss of its investment, and is consummating the Transactions with a full understanding of all of the terms, conditions and risks and willingly assumes those terms, conditions and risks.

(k)         The Purchaser is acquiring the Purchased Securities for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof. The Purchaser does not have any direct or indirect arrangement, or understanding with any other person to distribute, or regarding the distribution of the Purchased Securities in violation of the Securities Act or any other applicable state securities law.

(l)          The Purchaser (x) was not identified or contacted through the marketing of the Purchased Securities and (y) did not contact the Company as a result of any general solicitation or directed selling efforts.

(m)       The Purchaser acknowledges that its Purchased Securities are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, its Purchased Securities may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S or (z) pursuant to an exemption from registration under the Securities Act, including Rule 144 under the Securities Act, provided that the holding period and other requirements thereof have been met.

(n)         The Purchaser is (i) not a “U.S. Person” as defined in Rule 902 of Regulation S, or (ii) (a) an “accredited investor” within the meaning of Rule 501(a) (1), (2), (3) or (7) under the United States Securities Act of 1933, as amended, (b) an “institutional account” as defined in FINRA Rule 4512(c) and (c) a sophisticated institutional investor with sufficient knowledge and experience in investing in investments similar to those involved in the Transactions to properly evaluate the risks and merits of the Purchaser’s participation in the Transactions.

(o)         The Purchaser acknowledges and agrees that the Purchased Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Purchased Securities have not been registered under the Securities Act.

(p)         The Purchaser does not, directly or indirectly, own more than five percent of the outstanding common stock (or other voting securities) of any member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) or a holding company for a FINRA member, and is not otherwise a “restricted person” for the purposes of FINRA Rule 5130.

(q)         The Purchaser acknowledges that (1) it has not relied on any statements or other information provided by the Placement Agent or its affiliates with respect to its decision to invest in the Purchased Securities, and (2) neither the Placement Agent nor any of its affiliates have prepared any disclosure or offering document in connection with the offer and sale of the Purchased Securities. The Purchaser further acknowledges and agrees that, to the extent permitted by applicable law, none of the Placement Agent, its affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing shall have any liability to the Purchaser arising out of this Agreement.

ARTICLE III

COVENANTS

Section 3.1           Further Assurances. From the date of this Agreement until the Closing Date, the Company and the Purchaser shall use their reasonable best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the Transactions with respect to the Purchaser.

Section 3.2           Nasdaq Listing. As long as the Purchaser continues to own any Purchased Securities, the Company will continue the listing and trading of its Ordinary Shares on Nasdaq and to comply in all material respects with the Company’s reporting, filing and other obligations under the bylaws or rules of Nasdaq.

Section 3.3           Reservation of Shares. The Company has available and, as long as the Purchased Warrant remains outstanding, the Company shall authorize, reserve and keep available at all times, free of preemptive and other similar rights of shareholders, the requisite aggregate number of authorized but unissued Ordinary Shares to enable the Company to timely effect the exercise of the Purchased Warrant, assuming the Purchased Warrant is exercisable in full and without regard to any limitations on the exercise of the Purchased Warrant set forth therein.

Section 3.5          Fees. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, transfer agent fees, DTC fees or broker’s commissions, relating to or arising out of the initial issuance and sale of the Securities to the Purchaser. The Purchaser shall be responsible for the payment of any placement agent’s fees, financial advisory fees, transfer agent fees, DTC fees or broker’s commissions, relating to or arising out of the resale or transfer of the Securities. The Company shall pay, and hold the Purchaser harmless against, any liability, loss or expense (including, without limitation, reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any claim relating to any such payment. Except as otherwise set forth in the Transaction Documents, each party to this Agreement shall bear its own expenses in connection with the sale of the Purchased Securities to the Purchaser.

Section 3.6          Disclosure of Transactions and Other Material Information. The Company shall, not later than 6:00 p.m., New York City time, on the trading day immediately after the date of this Agreement, furnish with the Commission a Form 6-K disclosing the execution of this Agreement and the Registration Rights Agreement by the Company and the Purchaser and describing the material terms thereof and attaching as exhibits thereto copies of each of this Agreement and the Registration Rights Agreement (including all exhibits thereto, the “Form 6-K”). The Company shall provide the Purchaser a reasonable opportunity to comment on a draft of the Form 6-K prior to furnishing the Form 6-K with the Commission and shall give reasonable consideration to all such comments. From and after the furnishing of the Form 6-K with the Commission, the Company shall have publicly disclosed all material, nonpublic information delivered to the Purchaser (or the Purchaser’s representatives or agents) by the Company, or any of its officers, directors, employees, agents or representatives (if any) in connection with the transactions contemplated by the Transaction Documents. The Purchaser covenants that until such time as the transactions contemplated by this Agreement and the Registration Rights Agreement are publicly disclosed by the Company as described in this Section 3.6, the Purchaser shall maintain the confidentiality of all disclosures made to it in connection with the transactions contemplated by the Transaction Documents (including the existence and terms of the transactions contemplated thereby), except that the Purchaser may disclose the terms of such transactions to its financial, accounting, legal and other advisors (provided that the Purchaser directs such persons to maintain the confidentiality of such information).

Section 3.7          Use of Proceeds. The Company shall use the net proceeds from the sale of the Securities hereunder for working capital purposes and for purposes of expanding the Company’s and its Subsidiaries’ data centers and the development of ASIC-based mining rigs, and shall not use such proceeds: (a) for the satisfaction of any portion of the Company’s or any Subsidiary’s debt (other than payment of trade payables in the ordinary course of the Company’s or a Subsidiary’s business and consistent with prior practices); (b) for the redemption of any Ordinary Shares or other capital stock of the Company; or (c) for the settlement of any outstanding litigation.

ARTICLE IV

MISCELLANEOUS

Section 4.1          Survival of the Representations and Warranties. All representations and warranties made by any Party shall survive for one year and shall terminate and be without further force or effect on the first anniversary of the date hereof.

Section 4.2         Governing Law; Arbitration. This Agreement shall be governed and interpreted in accordance with the laws of the State of New York. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination shall be referred to and finally resolved by EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS AND ANY QUESTION REGARDING ITS EXISTENCE, VALIDITY, OR TERMINATION), AND HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT IN ANY SUIT, ACTION, OR PROCEEDING, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT. EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION, OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PERSON AT THE ADDRESS IN EFFECT FOR NOTICES TO IT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF. NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW. EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

Section 4.3        Amendment; Wavier. This Agreement shall not be amended, changed or modified, except by another agreement in writing executed by the Parties. No provision of this Agreement may be waived except in a written instrument signed by the Party against whom enforcement of such waived provision is sought. Any waiver of a right hereunder does not extend beyond the specific event or circumstance giving rise to the right. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence. Neither the failure nor any delay on the part of any Party to exercise any right or remedy under this Agreement will operate as a waiver thereof, nor does any single or partial exercise of any right or remedy preclude any other or further exercise of the same or of any other right or remedy.

Section 4.4        Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns and legal representatives.

Section 4.5        Assignment. Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by a Party without the express written consent of the other Party, except that the Purchaser may assign all or any part of its rights and obligations hereunder to any affiliate of the Purchaser without the consent of the Company, provided that no such assignment shall relieve the Purchaser of its obligations hereunder if such assignee does not perform such obligations. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 4.6        Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by email, on the next business day following delivery to an overnight courier service or on the day of attempted delivery by postal service if mailed by registered or certified mail, return receipt requested, postage paid, in each case properly addressed as follows:

If to the Purchaser, to such address or addresses set forth on the signature page hereto;

If to the Company, to:

Bitdeer Technologies Group
08 Kallang Avenue,
Aperia tower 1, #09-03/04
Singapore 339509
Attn: [***]
Email: [***]

With a copy to

Cooley HK
35/F, Two Exchange Square
8 Connaught Place
Central, Hong Kong
Attn: [***]
Email: [***]

Any Party may change its address for purposes of this Section 4.6 by giving the other Party written notice of the new address in the manner set forth above.

Section 4.7         Entire Agreement. This Agreement and the other Transaction Documents together constitute the entire understanding and agreement between the Parties with respect to the matters covered hereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby are merged and superseded by this Agreement and the other Transaction Documents.

Section 4.8          Severability. If any provisions of this Agreement shall be adjudicated to be illegal, invalid or unenforceable in any action or proceeding whether in its entirety or in any portion, then such provision shall be deemed amended, if possible, or deleted, as the case may be, from the Agreement in order to render the remainder of the Agreement and any provision thereof both valid and enforceable, and all other provisions hereof shall be given effect separately therefrom and shall not be affected thereby.

Section 4.9          Fees and Expenses. Except as otherwise provided in this Agreement, each of the Parties will bear their respective expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the Transactions, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 4.10         Confidentiality. Each Party shall keep in confidence, and shall not disclose, any non-public information disclosed to it or its affiliates, representatives or agents in connection with this Agreement and other Transaction Documents or the Transactions, except as required by applicable law, regulation, governmental order, and stock exchange rules. Each Party shall ensure that its affiliates, representatives and agents keep in confidence, and do not use (except for the purposes of the Transactions) or disclose, any such non-public information, except as required by applicable law applicable law, regulation, governmental order, and stock exchange rules.

Section 4.11         Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 4.12         Termination. In the event that the Closing of the Purchaser shall not have occurred within fourteen (14) calendar days after the date hereof, either the Company or the Purchaser may terminate this Agreement by written notice to the other; except for the provisions of Section 4.10 hereof, which shall survive any termination under this Section 4.12. However, no such termination will affect the right of any Party to sure for any breach by the other Party occurring before termination.

Section 4.13         Headings. The headings of the various articles and sections of this Agreement are inserted merely for the purpose of convenience and do not expressly or by implication limit, define or extend the specific terms of the section so designated.

Section 4.14         Execution in Counterparts. For the convenience of the Parties and to facilitate execution, this Agreement may be executed in one or more counterparts (including by electronic means), each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

Section 4.15         No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the Placement Agent shall be a third-party beneficiary of the representations made in Article II of this Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

COMPANY:

Bitdeer Technologies Group

By:	/s/ Jihan Wu
Name:	Jihan Wu
Title:	Chief Executive Officer

[Signature Page to Bitdeer Technologies Group Subscription Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PURCHASER:

Tether International Limited

By:	/s/ Ludovicus Jan Van der Velde
Name:	Ludovicus Jan Van der Velde
Title:	Director

Tether International Limited
c/o SHRM Trustees
Trinity Chambers
Tortola, Road Town
British Virgin Islands, VG1110
Attn: [***]
Email: [***]

With a copy (which will not constitute notice) to:

McDermott Will & Emery LLP
One Vanderbilt Avenue
New York, New York 10017
Attn: [***]
Email: [***]

[Signature Page to Bitdeer Technologies Group Subscription Agreement]

Exhibit A

FORM OF WARRANT

Exhibit B

FORM OF REGISTRATION RIGHTS AGREEMENT